ALLIANCE MONEY MARKET FUND
Minutes of the Regular Meeting

of the Trustees
September 24 and 25, 1999
A Regular Meeting of the Trustees of Alliance Money Market Fund (the "Fund") was convened on September 24, 1999 at 8:00 a.m. and continued on September 25, 1999 at 11:00 a.m. at The Marquette Hotel, Minneapolis, Minnesota, pursuant to written Notice sent to all of the Trustees. The Secretary of the Fund was instructed to file a copy of the Notice with the minutes of the Meeting.
The following Trustees were present:
John D. Carifa				Robert A. Lewis
Jeffrey M. Cole*			Clifford L. Michel
William H. Foulk, Jr.		William L. Rhoads III**
Arthur S. Kranseler			Ronald M. Whitehill
constituting a majority of its Trustees and a quorum. Messrs. Richard S. Borisoff, Richard J. Daly and Richard R. Stumm were unable to attend the Meeting.
Also present by invitation were the following:*
Gurutt Baliga	Michael J. Laughlin
Edmund P. Bergan, Jr.	Gerald T. Malone
Mark H. Breedon**	Mark A. Marxer
Kenneth T. Carty**	Richard Menendez
David D. Conine	Michael J. Reilly
Frances M. Dunn**	Joseph R. Rice
Cynthia Frick	Paul C. Rissman
Mark D. Gersten	Donald J. Robinson
Gordon B. Greer	Selig L. Sechzer
Randall E. Haase	Tyler J. Smith
Alfred Harrison	Patricia C. Stuart
Benjamin Holloway	Philip Von Blon
Thomas G. Kamp	Earl D. Weiner
J.B. Kittredge	Ronald M. Whitehill
John A. Koltes	Edward Yardeni
Selection of Independent Auditors
The Chairman stated that the next order of business was the selection of independent auditors to audit the accounts of the Fund for the fiscal year ending November 30, 2000. He indicated that, as had been discussed at the July 21, 1999 Regular Meeting and Audit Committee Meeting on the same date, it was management's proposal that PricewaterhouseCoopers LLP be selected for the coming fiscal year. General discussion then followed during which the Chairman responded to questions from the Trustees. Thereafter, on motion duly made and seconded, the following resolution was unanimously adopted by the Trustees of the Fund:
RESOLVED, that PricewaterhouseCoopers LLP, independent public accountants, are hereby selected to audit the accounts of the Fund for the fiscal year ending November 30, 2000.

* These person were present at the September 24, 1999 session only, except for Messrs. Bergan, Gersten, Menendez, Weiner and Whitehill, who were also present on September 25, 1999. There were also present at the September 24, 1999 session of the meeting which on that day, was conducted concurrently with meetings of the Directors and Trustees of certain other Alliance Mutual Funds, certain of the Directors, Trustees and officers of those funds and their counsel.
** Via telephone conference call. Mr. Carty and Ms Dunn were present via conference call only on September 25, 1999.
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